EXHIBIT 32

The certification set forth below is being submitted in connection with the Annual Report of the Registrant on the Form 10-K for the year to December 31, 2008 (the Report), for the purpose of complying with Rule 13a-14(b) or Rule 15d-14(b) of the Securities Exchange Act of 1934 (the “Exchange Act”) and Section 1350 of Chapter 63 of Title 18 of the United States Code.

Angus Russell, the Chief Executive Officer and Graham Hetherington, the Chief Financial Officer of Shire plc (the Registrant), each certifies that, to the best of his knowledge:

1.	the Report fully complies with the requirements of Section 13(a) or 15(d) of the Exchange Act; and

2.	the information contained in the Report fairly presents, in all material respects, the financial condition and results of operations of the Registrant.

Dated:  February 27, 2009

/s/ Angus Russell Angus Russell Chief Executive Officer
/s/ Graham Hetherington Graham Hetherington Chief Financial Officer